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Subject Company: Virgin America Inc.

Commission File No.: 001-36718

On April 25, 2016, CrankyFlier.com posted the following interview with Andrew Harrison, Executive Vice President and Chief Commercial Officer of Alaska Air Group, Inc. (“Alaska Air Group”), related to Alaska Air Group’s proposed acquisition of Virgin America Inc. (“Virgin America”), at the following link: http://crankyflier.com/2016/04/25/alaskas-chief-commercial-officer-goes-across-the-aisle-to-talk-about-the-virgin-america-merger-part-1/

Brett Snyder, Cranky Flier: Let’s talk about the genesis here. When did you start thinking that a Virgin America merger was something worth pursuing?

Andrew Harrison, Executive Vice President and Chief Commercial Officer, Alaska Airlines: I think I would say we’d really been thinking about a lot of things for a good number of years. When consolidation started happening and we saw what was going on in the marketplace, the big carriers were becoming really big. And as niche carriers, especially in Alaska’s case, we wanted to make sure we secured our future as an independent carrier and continued to grow.

We looked for some time and said we can’t continue to grow in perpetuity from Seattle. We need to continue to grow our footprint. The West Coast has always been a part of our strategic mindset. We fly a lot to California anyway. And so over time we’ve just been looking at organic growth and then really the Virgin America transaction, started to look at the key assets we would need to continue to grow and be competitive. We started to realize that a Virgin America acquisition was probably something that made a whole lot of sense. That’s when we started looking at it last year.

Cranky: At this point last year, you had already started building up a lot in California. Mostly secondary airports, San Diego, San Jose. So did you see San Francisco and LA as being particularly large holes that needed to be filled in the network?

Andrew: It always came down to space and facilities, honestly. In San Francisco, we have a couple of gates. We got moved while they were redoing terminals and we didn’t have a really huge presence other than to the Pacific Northwest. And with Los Angeles… So really if we were going to be bigger, we couldn’t just go get the gates and we couldn’t do it quickly. As we looked at those major cities, and as you know, they are, as far as California goes, the two largest airports and were very important to our California strategy.

Cranky: That’s a lot of money to buy some gates. I guess what you’re saying is you couldn’t put the strategy into place on your own because you didn’t have gates. Was there no other way to acquire gates? It was [airline] acquisition or nothing?

Andrew: No, I mean it was also about timing. If you were to build organically from the ground up what we’ve just purchased, that takes a lot of years. That’s a lot of risk. That’s a lot of investment. As you know, Virgin America has basically lost money nearly every year they’ve been operating other than the last year. It’s taken a huge toll on them to invest, to build up, to win customer loyalty, to get space, to get customers, to build up significant markets.

For us, we believe that when you combined our loyalty program, our global partners, our already award-winning service and abilities, we could get to critical mass a lot quicker with an acquisition. As we showed in the investor materials, on a seat basis, we’re the largest on the West Coast. So we needed a platform to grow securely from and be very confident in our ability to continue to grow and produce returns for our shareholders. That’s what we believe Virgin America gave us.

Cranky: When you’re looking at this last year, I assume you aren’t expecting you’re going to pay $2.6 billion at that point. Obviously there were multiple interested parties. It got hot and heavy. When you’re looking from your perspective, how do you arrive at that “healthy” figure for an airline that as you said has done nothing but lose money until the last couple years when really, a rising tide lifts all boats?

Andrew: At the end of the day, we’re an 84 year-old company and we want to be here for the next 84 years. When we looked at this acquisition, I don’t really want to get into whether we paid too much or not. I personally believe that the process that we went through and the value of what we believe we can do with this new foundation going forward is massive. Massive. So the cost to acquire the customers, network, assets, and to get there quickly to get some critical mass to build on… I’m very excited about this acquisition and what we can do with it.

Cranky: And that’s my question about this. This is an airline that has lost money. Right now you have to really try hard to lose money, so everyone is making money. But with that and looking at Alaska at the opposite end of the spectrum as one of the most healthy, profitable airlines around, what is it that you think the two of you together can do? What are you going to bring to this process in California that’s all of a sudden going to turn the operation that today is Virgin America into something that’s successful on the level that you’ve been?

Andrew: I think a couple of things Brett. Number one, we bring a very large, even in California, we already have a very large loyalty program. We have a very large membership base; it’s our second largest. And our credit card is very well held by Californians.

Cranky: I have one.

Andrew: Well thank you very much.

As far as loyalty and credit cards and an already established base, we have a very large one. So this now connects routes and customer utility as well as our loyalty into a much bigger proposition for Californians. We also bring to the table a lot of global partners who are very heavily serving San Francisco and Los Angeles. So a combined Virgin America and Alaska

Airlines will offer international carriers off key gateways off the West Coast a very powerful feeder network. And for our loyalty members to have access to. So we’re very excited about that.

The East Coast, as you know, we have long struggled to get access even from the Pacific Northwest. Virgin America has a lot of access relative to ourselves on the East Coast. We can use some of that to get more access in the Pacific Northwest if we want. We can have it in California. So it gives us a lot more options and critical mass for customers on the East Coast.

Cranky: That kind of points to a broader strategy of saying “we now have these facilities. We may not do exactly what Virgin America was doing. We may view it as different routes make sense, use slots in different places.” There will be a review from an overall airline perspective. Is that a fair way to look at it?

Andrew: Absolutely. The other thing I would mention too is we have low costs. Our costs are lower than Virgin America’s on a unit cost basis. And we believe that our size and our mass combining that with the assets and the customers that Virgin America has done a fantastic job building up. If you think about it, they started at the beginning of the greatest recession any of us have ever seen next to the Great Depression. They went through $147 a barrel oil. They’ve faced a lot of very difficult headwinds.

And for us as a carrier who wants to be the premier carrier off the West Coast, a combined Alaska and Virgin America we believe provides a very powerful network, loyalty program, low fares, and low costs relative to their choices today off the West Coast. And we actually have a great product. We have a product that’s competitive with the network carriers. There are other low cost carriers that have much less of a product, so we bring all of these to California with a lower cost mindset.

Cranky: And that’s part of it. This remains Alaska. I know there’s been talk about “maybe we’ll do something with the Virgin brand. We’ll review what their onboard product is.” But a lot of that goes back to the costs. They’re less dense on their aircraft. They have expensive and heavy in-seat video systems. How important is the cost aspect? Is it something that allows you to consider the heavier inflight entertainment systems or are you saying “no, we really need to stick with what we’ve got”?

Andrew: One thing that’s really exciting for us is that we are really going to take a hard look. If you just get back to the brand concept for a moment. A lot of people like to focus on what’s painted on the airplane. But really what we’re talking about is “what is our customer proposition as a combined entity going to be? What is the hard product we’re going to provide? And how are we going to provide that service to our customers?” We believe Alaska Airlines has very compelling arguments on many of those fronts.

We also believe that Virgin America has some different and compelling arguments as well. We’re going to spend considerable time looking at these things. Virgin America has 165 degree recline and I think 55 inch pitch First Class seats. We have denser. We’re going to be looking at what it is about the customers in California, what it is they truly love about Virgin America and their brand and really understand that. Product vs the people vs the network vs the preference of choice vs other options vs anything else. We’re going to study that greatly.

We also understand that in the market of San Francisco, I think there are like 45 flights to the New York City area, 55 flights from LA, and everyone has lie-flat seats. This is a market we’re going to have to really understand. We want to be competitive on product for the customers that we want to serve. More importantly we still firmly believe in low costs. We believe that customers at the end of the day want a good product at a reasonable price. We’re going to be looking at all of that.

I think the other thing you’ll find is that our loyalty program is popular because we have a lot of upgrades. Customers love that. But the market’s going to – you have to buy those [premium transcon] seats, you can’t just upgrade into them. These are all questions we’re going to have to look at. But at the end of the day we believe that when we’re done we’re gonna take the best of thinking that Virgin America has, the best thinking of Alaska Airlines and build an economic model that produces a fantastic customer product at a lower cost than our competitors. We want to continue to grow.

Cranky: Ok there’s a lot there so let me take a couple pieces here. First, you talk about reviewing the Virgin brand to see what makes sense and what doesn’t, but you’ve just gone through this whole process at Alaska pre-merger. You have the Alaska Beyond stuff, you’ve done a very hard look and come up with this as what makes sense. So is this saying that California is a different market so we need to look at it again or is this saying we’re going to be a different kind of airline now with this?

Andrew: What I will tell you Brett is that you can appreciate when we did the re-branding we spent 3 years on it. We got a mountain of information and we learned a lot about ourself. We learned where our weaknesses were. We learned the things that weren’t making us a national brand. We also know, I’ll just use some simple examples, but you know Virgin America has satellite [wifi]; we have air to ground. They have in-seat entertainment; we do not. They have a special [First Class] product that’s certainly, for someone going long haul, more interesting than ours. It provides a lot more legroom and lot more recline. Their brand is more edgy. Sometimes people think of us as conservative and stiff.

We want to grow ourselves and challenge ourselves to be a better airline. I think what I’m saying is we know where our weaknesses are; we don’t have all the answers, and we know where some of Virgin America’s strengths are and we want to see if we can incorporate some of those to be a stronger and better brand so when you combine the two you get something better.

Cranky: I guess the question is, if you knew where your weaknesses were before, why not address those before the merger when you went through this whole process? Is there something different about the heft that you’re going to have now? Or is it the California market? Is there something about this transaction that enables you to review it differently than you did as a single airline?

Andrew: Like anything, our thinking is going to be challenged. This airline has over 3,000 employees that live and breathe California. My personal view is they’re going to have some great insight into this massive space in a massive economy. They have far more insight into it than we do. There’s a lot for us to learn. I do want to say at the end of the day, we’re very confident in our brand and very confident in our product. There might be areas we look at, we might change, we might tweak and evolve, but we still fundamentally believe in our core business model, the very model that’s generating the 24 percent pretax margin. So we don’t plan on any of that philosophy that’s made us successful changing.

Additional Information About the Merger and Where to Find It

This communication may be deemed to be solicitation material in respect of the merger of Virgin America with a wholly owned subsidiary of Alaska Air Group. Virgin America filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the merger. When completed, a definitive proxy statement will be filed with the SEC and mailed to stockholders of Virgin America and will contain important information about the proposed merger and related matters. BEFORE MAKING A VOTING DECISION, STOCKHOLDERS OF VIRGIN AMERICA ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VIRGIN AMERICA AND THE MERGER. Stockholders will be able to obtain copies of the proxy statement and other relevant materials (when they become available) and any other documents filed by Virgin America with the SEC for no charge at the SEC’s website at www.sec.gov. In addition, stockholders will be able to obtain free copies of the proxy statement from Virgin America by contacting Virgin America’s Investor Relations Department by telephone at (650) 762-7000, by mail to Virgin America Inc., Attention: Investor Relations Department, 555 Airport Boulevard, Burlingame, California 94010, or by going to Virgin America’s Investor Relations page on its corporate website at http://ir.virginamerica.com.

Participants in the Solicitation

Alaska Air Group, Virgin America and certain of their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Virgin America’s stockholders in respect of the merger. Information about Virgin America’s directors and executive officers is available in Virgin America’s proxy statement for its 2016 annual meeting of stockholders filed with the SEC on March 25, 2016. Information concerning Alaska Air Group’s directors and executive officers is available in Alaska Air Group’s proxy statement for its 2016 annual meeting of stockholders filed with the SEC on April 1, 2016. Other information regarding persons who may be deemed participants in the proxy solicitation, including their respective interests by security holdings or otherwise, was set forth in the preliminary proxy statement Virgin America filed with the SEC on April 22, 2016 and may be updated or supplemented in the definitive proxy statement that Virgin America intends to file with the SEC. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking information about Alaska Airlines, Virgin America and the proposed transaction. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “likely,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “pro forma,” “seek,” “estimate,” “intend” or “anticipate” or the negative thereof, and may include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of announced transactions and statements about the future performance, operations, products and services of Virgin America and/or Alaska Airlines. Alaska Airlines and Virgin America caution readers not to place undue reliance on these statements. These forward-looking statements are subject to a variety of risks and uncertainties. Consequently, actual results and experience may differ materially from those contained in any forward-looking statements. Such risks and uncertainties include: the failure to obtain Virgin America stockholder approval of the proposed transaction; the possibility that the closing conditions to the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; delay in closing the transaction or the possibility of non-consummation of the transaction; the occurrence of any event that could give rise to termination of the merger agreement; the risk that stockholder litigation in connection with the contemplated transaction may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; risks inherent in the achievement of anticipated synergies and the timing thereof; risks related to the disruption of the transaction to Virgin America and its management; the effect of announcement of the transaction on Virgin America’s ability to retain and hire key personnel and maintain relationships with suppliers and other third parties; labor costs and relations, general economic conditions, increases in operating costs including fuel, inability to meet cost reduction goals, an aircraft accident, and changes in laws and regulations. These risks and others relating to Alaska Airlines and Virgin America are described in greater detail in their respective SEC filings, including (i) as to Alaska Airlines, Alaska Airlines’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as in other documents filed by Alaska Airlines with the SEC after the date thereof, and (ii) as to Virgin America, Virgin America’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as in other documents filed by Virgin America with the SEC after the date thereof. Alaska Airlines and Virgin America make no commitment to revise or update any forward- looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.